Exhibit 99.1

PRESS RELEASE

Investor Contact	Media Contact
Miranda Hunter	Nichola Liboro
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
miranda.hunter@axiscapital.com	nichola.liboro@axiscapital.com
+1 441-405-2635	+1 212 940 3394

AXIS CEO ALBERT A. BENCHIMOL TO RETIRE;

VINCENT C. TIZZIO NAMED FUTURE CEO

PEMBROKE, Bermuda – December 20, 2022 – AXIS Capital Holdings Limited ("AXIS" or the “Company”) (NYSE: AXS) announced today that, following a career in (re)insurance and banking that has spanned more than four decades – including ten years as President and CEO of AXIS – Albert A. Benchimol will step down from his role on May 4, 2023, timed to the Company’s Annual General Meeting (AGM), and will retire at the end of 2023. He will be succeeded as President and CEO by Vincent C. Tizzio, who currently serves as CEO, Specialty Insurance and Reinsurance, overseeing all business lines and front-end operations for AXIS. Mr. Benchimol will continue with AXIS through year-end as a strategic advisor to the Company. In the months ahead, Mr. Benchimol and Mr. Tizzio will partner to ensure a smooth leadership transition.

Under Mr. Benchimol’s guidance, AXIS led a multi-year transformation program, repositioning the Company as a leader in specialty underwriting while driving improved business results and creating a strong foundation for the future.

“We are indebted to Albert for his leadership, which has spanned more than a decade. Under Albert’s direction, AXIS has had a remarkable transformation, refocusing itself as a specialty leader while building a balanced and resilient portfolio and placing the Company on a pathway for lasting profitable growth,” said Henry Smith, Chair of the AXIS Board of Directors. “Albert has also been a great culture leader, growing a workplace environment that is both performance and people-oriented, and under his guidance, AXIS has become a best place to work in the industry. Underpinning all of this is a customer-service mindset that permeates every aspect of the Company’s operations, resulting in strong and enduring bonds with brokers and customers – a testament to Albert’s legacy.”

“Serving as President and CEO of AXIS has been the most fulfilling and rewarding experience of my professional career. I’m grateful to my fellow colleagues – past and present – for their support, commitment, and dedication, and I’m incredibly proud of what we’ve accomplished together,” said Mr. Benchimol. “Even with all the progress that’s been achieved, I believe AXIS has only begun to scratch the surface of what’s possible. I have enormous confidence in Vince and his leadership, and I have comfort knowing that I am leaving the Company in very strong hands.”

Added Mr. Smith, “We couldn’t be more excited to announce Vince’s appointment as the future President and CEO of AXIS. During his first year with the Company, Vince has made an impressive impact, challenging AXIS to build on its progress by driving further profitable premium growth for its specialty insurance business, identifying exciting new avenues to grow the business, and helping us to become even more agile and efficient in our front-end operations. In addition, Vince is an energizing and committed people leader who will continue to help our team and company unlock their significant potential.”

“It is a privilege and an honor to succeed Albert as President and CEO of AXIS and to have an opportunity to build upon the great work that he and the team have led,” said Mr. Tizzio. “My experiences in my first year at AXIS only further intensified my belief that there’s tremendous opportunity to further profitably grow the business and deliver even greater value to our employees, shareholders, and customers. Moreover, in today’s market environment where brokers and insureds are looking for specialized insurance and risk solutions, we were literally built for this moment.”

“Vince is deeply committed to our strategy of advancing AXIS as a leader in specialty,” commented Mr. Benchimol. “In a short period of time, he’s made an enormous positive impact, mobilizing the team to even further elevate our ambitions, leverage our extensive market knowledge and relationships, while delivering added value to our customers and the market.”

About Vince Tizzio

Mr. Tizzio joined AXIS in January of 2022 as Senior Advisor – Insurance Market Strategy and future Insurance CEO, before having his role expanded in June 2022 to CEO, Specialty Insurance and Reinsurance, where he oversees all business lines and front-end operations.

During Mr. Tizzio’s tenure as CEO, Specialty Insurance and Reinsurance, the Company continued to drive record premium growth for its specialty insurance business; implemented the repositioning of AXIS Re as a specialist reinsurer; launched AXIS Wholesale, a dedicated division servicing the wholesale market; expanded its offerings specifically designed for small-to-mid-sized businesses; launched efforts to grow the Company’s digital capabilities; and further scaled its global platform.

Mr. Tizzio has a proven track record as a business leader at both large global and mid-size carriers, with a deep and expansive understanding of the specialty space, and an ability to grow strong organizational cultures. Here is a link to the management section of the AXIS website, which includes additional biographical information on Mr. Tizzio.

About Albert Benchimol

During his 11 years with AXIS – ten as President and CEO – Mr. Benchimol led a multi-year transformation program to grow the Company into a sophisticated global insurance and reinsurance carrier with a focus on specialty underwriting, while gaining recognition for its best-in-class talent and workplace initiatives, and award-winning Corporate Citizenship program.

During his tenure, the Company delivered multi-year premium growth for its specialty insurance business, while improving consistency and reducing volatility in its performance and strengthening its underlying operations.

Mr. Benchimol was appointed President and CEO of AXIS in May 2012 and has served as director since January 2012. He joined the Company as Executive Vice President and Chief Financial Officer in January 2011. Here is a link to the management section of the AXIS website, which includes additional biographical information on Mr. Benchimol.

About AXIS Capital

AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity of $4.3 billion at September 30, 2022, and locations in Bermuda, the United States, Europe, Singapore, and Canada. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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